Exhibit 16.2

Keith N. Hamilton-attorney at law, pllc
1844 South 3850 West Suite B Salt Lake City, UT 84104	E-mail: keith@knhamilton.com	Office Phone: 801-447-6462 Cell Phone: 801-201-8786 Fax: 888-296-8392

February 23, 2017

KLJ & Associates, LLP
480 E Roosevelt Rd
Suite 104
West Chicago, IL 60185

Dear Sirs,

I am the independent legal counsel assisting All Soft Gels, Inc. with corporate matters, including filings with the Securities and Exchange Commission (SEC).  This letter is to notify you on behalf of All Soft Gels, Inc. that effective immediately, your services as the company’s independent registered public accounting firm are no longer needed by the company.

All Soft Gels, Inc. has retained another accounting firm and that firm will prepare and complete all needed accounting services with respect to the company’s accountings and financial statements for the year ending December 31, 2016, as well as all company filings due to the SEC for year ending December 31, 2016.

Thank you for you service to All Soft Gels, Inc.  Best wishes for continued success in the future.

Sincerely,

KEITH N. HAMILTON